Exhibit 2

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

You are invited to Denison’s Annual General Meeting of Shareholders.

When	Where
Thursday, May 7, 2015 9:00 a.m. Reception 9:30 a.m. Meeting	Arcadian Loft 401 Bay Street Simpson Tower, 8th floor Toronto, Ontario M5H 2Y4

The purpose of the Meeting is:

(a)	to receive the consolidated financial statements of Denison Mines Corp. for the year ended December 31, 2014, along with the auditor’s report on the statements;

(b)	to elect eight directors to the Board for the upcoming year;

(c)	to reappoint the auditor for the upcoming year and to authorize the directors to fix the remuneration of the auditor; and

(d)	to transact such other business as may properly come before the Meeting.

Your vote is important. If you held shares in Denison Mines Corp. on March 18, 2015, you are entitled to receive notice of and vote at this Meeting or any postponement or adjournment of it.

This notice is accompanied by the Management Information Circular which describes who can vote, how to vote and what the Meeting will cover.

The 2014 Annual Report, including the audited consolidated financial statements and related management’s discussion and analysis for the year ended December 31, 2014, has been mailed to those shareholders who requested a copy. This information is also available on Denison’s website at www.denisonmines.com, on SEDAR at www.sedar.com or by request to the Corporate Secretary of the Company at 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2.

As described in the “notice and access” notification mailed to shareholders of the Company, Denison has opted to deliver its Meeting materials to shareholders by posting them on its website (www.denisonmines.com). The use of this alternative means of delivery is more environmentally friendly and more economical as it reduces the Company’s paper and printing use and thus reduces the Company’s printing and mailing costs.

The Meeting materials will be available on the Company’s website on March 31, 2015 and will remain on the website for one full year. The Meeting materials will also be available on SEDAR at www.sedar.com and on the United States Securities and Exchange Commission website at www.sec.gov on March 31, 2015.

Shareholders who wish to receive paper copies of the Meeting materials may request copies from the Company by calling 1-888-689-7842 or by sending an email to info@denisonmines.com no later than April 24, 2015.

If you are not able to attend the Meeting, please vote by using the proxy form or voting instruction form included with the “notice and access” notification and return it according to the instructions provided before 9:30 a.m. (Eastern Time) on May 5, 2015.

Yours truly,

Signed “Ron F. Hochstein”

Ron F. Hochstein
Executive Chairman
Dated March 23, 2015